Exhibit 5.1
December 13, 2006
Board of Directors
Orion HealthCorp, Inc., Inc.
1805 Old Alabama Road Suite 350
Roswell, Georgia 30076
Gentlemen:
     Orion HealthCorp, Inc., a Delaware corporation (the “Company”), intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), a Registration Statement on Form S-8 (the “Registration Statement”) with respect to 13,450,582 shares (the “Shares”) of the Company’s Class A Common Stock, par value $.001 per share (the “Common Stock”), to be issued from time to time pursuant to the Company’s 2004 Incentive Plan (the “Plan”). Capitalized terms not defined in this letter have the meanings given to them in the Plan.
     You have requested our opinion in connection with the Company’s filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the Company’s Third Amended and Restated Certificate of Incorporation and the Registration Statement.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.
     We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the Delaware General Corporation Law.
     This opinion is being rendered to you as of today. The opinions expressed herein assume that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly, as they relate to corporate authority and the Company’s good standing under Delaware law. We have assumed the Company will remain in good standing as a Delaware corporation at all times when shares of the Common Stock are sold pursuant to the Plan.
     On the basis of and in reliance on the foregoing, we are of the opinion that the Shares to be issued pursuant to the Plan have been duly authorized, when and if issued, delivered and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     The opinion in this letter is rendered only to the Company in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. The opinion may not be relied upon by the Company for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

Very truly yours,
By:	/s/ BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP
BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP